EXHIBIT 5.1

                     [Letterhead of Baker and Botts L.L.P.]

                                                                   June 26, 1998

Market Hub Partners Storage, L.P.
Market Hub Partners Finance, Inc.
16420 Park 10 Place, Suite 420
Houston, Texas 77084

Ladies and Gentlemen:

               As set forth in the Registration Statement on Form S-4 (Registration No. 333-51713), as amended, by Market Hub Partners Storage, L.P., a Delaware limited partnership ("MHP Storage"), its wholly owned subsidiary, Market Hub Partners Finance, Inc., a Delaware corporation ("Finance Corp." and, together with MHP Storage, the "Issuers") and certain other wholly owned subsidiaries of MHP Storage, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offering by the Issuers of an aggregate of $115,000,000 principal amount of 8 1/4% Senior Notes due March 1, 2008 (the "Exchange Notes"), certain legal matters are being passed upon for the Issuers by us. As contemplated by the Registration Rights Agreement dated March 4, 1998 (the "Registration Rights Agreement") and on the terms set forth in the Registration Statement, the Exchange Notes are being offered in exchange for the Issuers' 8 1/4% Senior Notes due March 1, 2008 (the "Old Notes") issued in a private placement pursuant to Rule 144A under the Securities Act (the "Exchange Offer"). The Exchange Notes are to be issued under an Indenture dated March 4, 1998 by and among the Issuers, the Subsidiary Guarantors and IBJ Schroder Bank & Trust Company (the "Indenture"). At your request, this opinion is being furnished for filing as Exhibit 5.1 to the Registration Statement.

               In our capacity as your counsel in connection with the Exchange Offer, we have examined the formation and governing documents, as amended to date, of the Issuers, the partnership and corporate proceedings of the Issuers, the Indenture, the proposed form of Exchange Note and the Registration Statement. We have also examined certificates of public officials or representatives of the Issuers, statutes and other records, instruments and documents as a basis for the opinions hereafter expressed. In giving such opinions, we have relied upon certificates of officers of MHP Storage with respect to the accuracy of the material factual matters contained in such certificates.

               On the basis of the foregoing, we are of the opinion that the Exchange Notes, when duly executed, authenticated and delivered in accordance with the Indenture and issued pursuant to, and in accordance with the terms of, the Exchange Offer and the Registration Rights Agreement, will
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constitute legal, valid and binding obligations of the Issuers, enforceable against the Issuers, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               We express no opinion with respect to any laws other than those of Texas, the State of New York, the Federal laws of the United States and the corporation law of the State of Delaware.

               We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under "Legal Matters" in the Prospectus forming a part of the Registration Statement. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                                   Very truly yours,

                                                   /s/ BAKER & BOTTS, L.L.P.

                                                   BAKER & BOTTS, L.L.P.

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